Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS SECOND QUARTER 2009

FINANCIAL RESULTS

13th Consecutive Quarter of Improved Earnings Results

ATLANTA, GEORGIA, July 29, 2009: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported unaudited financial results for its second quarter ended June 30, 2009. Revenues for the second quarter of 2009 were flat at $284.6 million, compared to $284.5 million for the second quarter of 2008.  The negative impact of the Canadian dollar on second quarter revenues was partially offset by the Company’s recent acquisition of Crane Pest Control.

Net income increased 12.1% to $25.5 million or $0.26 per diluted share for the second quarter compared to $22.7 million or $0.23 per diluted share for the same period last year.

The Company repurchased 700,400 shares of common stock at a weighted average price of $16.90 per share during the second quarter bringing the total number of shares repurchased year-to-date to 1,303,800 at a weighted average price of $16.11.  In total, approximately 3.3 million additional shares may be purchased under its share repurchase program.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. commented, “We are pleased with our net income improvements for the quarter and the year as we continue to benefit from the proactive expense reduction and productivity related programs we launched at the beginning of 2009.  Although our flat revenue performance would be highly desirable for many companies in today’s business environment, we continue to challenge ourselves to better execute our revenue generating initiatives.”

Mr. Rollins, concluded, “As a parent company, Rollins, Inc. today is made up of the top pest control brands in North America.  In the past decade, we have evolved into an organization that is far broader than Orkin.  We are especially proud of the expertise, and effort exhibited by all of our employees during these demanding economic times.”

Rollins, Inc. is a premier North American consumer and commercial services company.  Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations.

You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s ability to continue to benefit from proactive expense and productivity related programs and the Company’s ability to better execute the Company’s revenue generating initiatives.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect our Company’s business; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008.

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At June 30, (unaudited)	2009	2008
ASSETS
Cash and cash equivalents	$22,575	$15,272
Trade receivables, short-term	68,123	67,602
Accounts Receivable - Other	2,377	7,606
Materials and supplies	11,196	10,260
Deferred income taxes	18,745	17,934
Other current assets	8,999	9,767
Total Current Assets	132,015	128,441

Equipment and property, net	77,183	78,805
Goodwill	188,830	183,083
Other Intangible Assets	22,899	25,364
Customer Contracts	123,399	130,746
Deferred income taxes	17,032	8,020
Trade receivables, long-term	10,170	9,998
Prepaid Pension	—	17,443
Other assets	7,114	6,908
Total Assets	$578,642	$588,808

LIABILITIES
Loans outstanding	$55,000	$54,000
Capital leases	314	822
Accounts payable	19,245	26,531
Accrued insurance	15,807	13,541
Accrued compensation and related liabilities	54,804	56,358
Other current liabilities	27,236	31,971
Unearned revenue	95,355	98,837
Total Current Liabilities	267,761	282,060

Capital leases, less current portion	85	460
Accrued pension	20,112	—
Long-term accrued liabilities	53,314	56,812
Total Liabilities	341,272	339,332

STOCKHOLDERS’ EQUITY
Common stock	99,168	100,869
Retained earnings and other equity	138,202	148,607
Total Stockholders’ Equity	237,370	249,476
Total Liabilities and Stockholders’ Equity	$578,642	$588,808

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUES
Customer services	$284,567	$284,499	$527,539	$494,577
COSTS AND EXPENSES
Cost of services provided	141,633	146,076	267,004	256,029
Depreciation and amortization	9,374	8,685	18,803	15,316
Sales, general and administrative	91,806	92,030	173,794	163,518
(Gain)/loss on sales of assets	(18)	(14)	(23)	(35)
Interest (income)/expense, net	259	393	687	(326)
	243,054	247,170	460,265	434,502
INCOME BEFORE TAXES	41,513	37,329	67,274	60,075
PROVISION FOR INCOME TAXES	16,031	14,591	25,984	23,498
NET INCOME	$25,482	$22,738	$41,290	$36,577

NET INCOME PER SHARE - BASIC	$0.26	$0.23	$0.42	$0.37
NET INCOME PER SHARE - DILUTED	$0.26	$0.23	$0.42	$0.36

Weighted average shares outstanding - basic	97,727	99,369	98,028	99,378
Weighted average shares outstanding - diluted	98,524	100,171	98,771	100,286

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Second Quarter results on:

Wednesday, July 29, 2009 at:
10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-8633 domestic;

480-629-9822 international
at least 5 minutes before start time.

REPLAY: available through August 5, 2009

Please dial 800-406-7325/303-590-3030, Passcode: 4118589

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Janet Jazmin at Financial Relations Board at 212-827-3777

Or email to jjazmin@financialrelationsboard.com